                  INFORMATION FOR HOLDERS OF STOCK OPTIONS OF
                               DUPONT CANADA INC.

                              QUESTIONS & ANSWERS

     This guide answers some of the questions that you may have when you read the accompanying materials.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF THE INCOME AND OTHER TAX LAWS OF YOUR COUNTRY, PROVINCE, TERRITORY, STATE OR LOCAL TAX AUTHORITY.

Q1   WHY AM I RECEIVING THIS PACKAGE?

A DCI Acquisition Inc. (the "Purchaser"), a subsidiary of E. I. du Pont de Nemours and Company ("EID"), has made an offer (the "Offer") to purchase all of the class A common shares, series 1 of DuPont Canada Inc. ("DuPont Canada") not already owned by the Purchaser and its affiliates. If the Purchaser acquires these shares, DuPont Canada will likely cease to be a publicly traded company.

     The Offer to purchase DuPont Canada shares does not extend to DuPont Canada options. However, subject to obtaining all necessary regulatory and other approvals, EID is providing you with the opportunity to receive options to acquire shares of common stock of EID if you surrender all of your unexercised options under the DuPont Canada Employee Stock Option Plan. EID is a publicly traded company listed on the New York Stock Exchange and trades under the symbol "DD".

Q2 IF I HAVE DUPONT CANADA OPTIONS THAT HAVE VESTED, CAN I EXERCISE THOSE OPTIONS AND TENDER THE SHARES I ACQUIRE TO THE PURCHASER UNDER THE OFFER?

A If you have DuPont Canada options that have vested, you may, in lieu of surrendering those options in exchange for EID options, exercise your right to acquire DuPont Canada shares pursuant to those options and tender those shares to the Purchaser under the Offer. SUCH AN EXERCISE MAY HAVE ADVERSE TAX CONSEQUENCES (SEE Q5). If you do plan to exercise any options and tender shares under the Offer, we recommend that you exercise your options no later than May 9, 2003 in order to ensure that you receive your DuPont Canada shares in time to tender them under the Offer. Unless all of your options are vested and you plan to exercise all of them in time to tender under the Offer, if you wish to receive EID options in exchange for the surrender of your remaining unexercised options, you must submit the Election Form included in this package in order to receive those EID options (see Q3).

Q3 HOW DO I SURRENDER MY UNEXERCISED DUPONT CANADA OPTIONS AND RECEIVE EID OPTIONS? IS THERE ANY FEE?

A To surrender your DuPont Canada options and receive EID options, you must complete the Election Form included in this package and deliver it to Computershare Trust Company of Canada ("Computershare") NO LATER THAN 3:00 P.M. EDT ON MAY 22, 2003. There is no fee to exchange your options.

Q4 IF I DECIDE TO SURRENDER MY UNEXERCISED DUPONT CANADA OPTIONS IN EXCHANGE FOR EID OPTIONS WILL I HAVE TO PAY TAX?

A The surrender of your DuPont Canada options in exchange for EID options will not, in and of itself, result in the payment of tax for Canadian residents. When you later exercise your EID options, it is expected that you will receive the same tax treatment as you ordinarily would have received if you had exercised your DuPont Canada options. Generally, this means that Canadian residents should be taxable on one-half of the amount of the stock option benefit (i.e., one-half of the excess of the fair market value of the EID shares over the price paid for the shares). If you are a resident of another country, you will need to consult a local tax advisor to determine the tax consequences in your country.

Q5 IF I EXERCISE MY VESTED DUPONT CANADA OPTIONS AND TENDER THE SHARES I ACQUIRE TO THE PURCHASER UNDER THE OFFER, WILL MY TAX TREATMENT BE DIFFERENT THAN IF I ACCEPT EID'S OFFER TO EXCHANGE MY OPTIONS?

A If you exercise vested options and tender the shares you acquire to the Purchaser under the Offer, rather than elect to accept EID's offer to exchange your DuPont Canada options for EID options, the tax result may be different. If you are a Canadian resident, you may be fully taxable on the entire amount of the stock option benefit (i.e., the excess of the fair market value of the DuPont Canada shares over the price paid for the shares). You may not be eligible for taxation on only one-half of the amount of the stock option benefit as would generally be the case if you first surrender your DuPont Canada options for EID options and then exercise your EID options.
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Q6   WILL THE TERMS AND CONDITIONS OF THE EID OPTIONS BE DIFFERENT FROM THOSE OF
     MY DUPONT CANADA OPTIONS?

A The number of EID options you receive and the exercise price of those options will differ from your DuPont Canada options, but the intrinsic value will remain approximately the same. The EID options will otherwise be subject to the same terms and conditions, including the dates of vesting, post-employment exercisability provisions and expiration, as your DuPont Canada options. For more details on your terms and conditions refer to your option certificate and the DuPont Canada Employee Stock Option Plan. A copy of this plan is available through the DuPont Canada intranet site at:

http://murs3.mu.dupont.com/hr/benefits/stockoptions/files/Program%20Document.doc

     If you do not have access to the intranet site, you may contact Rhonda Porter at (905)821-5495 to obtain a copy of the DuPont Canada Employee Stock Option Plan.

Q7 WHAT DOES "SUBJECT TO OBTAINING ALL NECESSARY REGULATORY AND OTHER APPROVALS" MEAN?

A Various jurisdictions have securities and other laws which may restrict EID's ability to issue EID options to DuPont Canada option holders resident in those jurisdictions, unless relief is obtained from applicable regulatory authorities. EID intends to apply for this exemptive relief where necessary (including in respect of former employees and retirees resident in Canada) to permit the issuance of EID options to all DuPont Canada option holders who would like to participate in this exchange.

Q8 WHEN WILL THE EXCHANGE OF DUPONT CANADA OPTIONS FOR EID OPTIONS BE EFFECTIVE? WHAT DOES IT MEAN TO "TAKE UP" THE SHARES?

A The exchange will be effective on the date that the Purchaser last takes up the shares tendered under the Offer (the "Effective Date"). The Purchaser will have "taken up" the shares when it announces that it has accepted the shares that have been tendered under the Offer. This announcement should occur shortly after the expiry of the Offer, which is scheduled to occur on May 23, 2003 (unless the Offer is extended). See the offering circular furnished in connection with the Offer for details regarding the expiry of the Offer and the taking up of shares by the Purchaser.

Q9 HOW WILL THE NUMBER OF EID OPTIONS I RECEIVE AND THE EXERCISE PRICE FOR THOSE OPTIONS BE CALCULATED?

A The exchange of options is designed to preserve, to the extent possible, the intrinsic value of your DuPont Canada options. If the Purchaser takes up the shares deposited under the Offer, the number of EID options you will receive in exchange for the surrender of your DuPont Canada options will equal the number of DuPont Canada options you surrender divided by the "Exchange Ratio", and then rounded down to the nearest whole number. The Exchange Ratio is equal to the closing price on the New York Stock Exchange of the shares of common stock of EID on the last trading day prior to the Effective Date, divided by the price per share offered by the Purchaser for the class A common shares, series 1 of DuPont Canada on the Effective Date. The exercise price for your EID options will equal the exercise price of your DuPont Canada options multiplied by the Exchange Ratio, and then rounded up to the next whole cent. For purposes of these calculations, U.S. and Canadian dollars will be converted using the noon rate of exchange as reported by the Bank of Canada on the last business day prior to the Effective Date.

     These calculations are illustrated in the two examples below. The first example is based on a hypothetical option holder who surrenders 1,000 DuPont Canada options each with an exercise price of Cdn.$15.00. The second example is based on an option holder who surrenders the 200 options he/she received under the DuPont Canada 200th Anniversary Grant.

    ASSUMPTIONS

     DuPont Canada Share Offer Price............  Cdn.$21
     Currency Exchange Rate.....................  0.6800 (i.e., US$0.68/Cdn.$1.00)
     DuPont Canada Share Offer Price............  US$14.28
     EID Share Price............................  US$40
     Exchange Ratio.............................  2.8011 (i.e., US$40/US$14.28)

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                                  EXAMPLE ONE

                                                                 BEFORE EXCHANGE    AFTER EXCHANGE
                                                                 ---------------    --------------
     NUMBER OF OPTIONS.......................................           1,000               357
     CANADIAN EXERCISE PRICE.................................      Cdn.$15.00
     US EXERCISE PRICE.......................................        US$10.20          US$28.58
     APPROXIMATE INTRINSIC VALUE.............................        US$4,080          US$4,080

                     EXAMPLE TWO (200TH ANNIVERSARY GRANT)

                                                                 BEFORE EXCHANGE    AFTER EXCHANGE
                                                                 ---------------    --------------
     NUMBER OF OPTIONS.......................................             200                71
     CANADIAN EXERCISE PRICE.................................      Cdn.$24.00
     US EXERCISE PRICE.......................................        US$16.32          US$45.72
     APPROXIMATE INTRINSIC VALUE.............................         US($408)          US($406)

                           EXPLANATION OF EXAMPLE ONE

     Assume that the option holder holds 1,000 options to purchase DuPont Canada shares, each with an exercise price of Cdn.$15.00 (US$10.20). Under the Offer, the Purchaser has offered to pay Cdn.$21.00 (US$14.28) for each DuPont Canada share. Assume EID shares are trading at US$40.00 per share on the last trading day prior to the Effective Date. For the purposes of this example, we have assumed a currency exchange rate where Cdn.$1.00 is equivalent to US$0.6800.

CALCULATING THE EXCHANGE RATIO

     The Exchange Ratio is equal to the EID share price on the last trading day prior to the Effective Date divided by the price per DuPont Canada share offered by the Purchaser on the Effective Date. In our example, the EID share price is US$40.00 and the price per DuPont Canada share is US$14.28. Therefore, the Exchange Ratio in this example is $40/$14.28 = 2.8011.

CALCULATING THE EXERCISE PRICE OF THE EID OPTION

     The exercise price of each EID option will be equal to the exercise price of the DuPont Canada option multiplied by the Exchange Ratio, rounded up to the next whole cent. In our example, the exercise price of a DuPont Canada option is US$10.20. Therefore, the exercise price of the EID option will be US$10.20 X
2.8011 = US$28.58.

CALCULATING THE NUMBER OF EID OPTIONS

     The number of EID options issued will be equal to the number of DuPont Canada options surrendered divided by the Exchange Ratio, rounded down to the next whole number. In our example, the option holder surrenders 1,000 DuPont Canada options. Therefore, the option holder will receive 357 EID options, calculated by dividing 1,000 options by 2.8011 (1,000/2.8011=357).

CALCULATING THE VALUE OF THE OPTIONS

     Currently, the option holder can obtain a DuPont Canada share for an exercise price of US$10.20. The difference between the exercise price and the offer price of US$14.28 is US$4.08 per share. Since the option holder owns 1,000 DuPont Canada options, convertible into 1,000 shares of DuPont Canada, the intrinsic value of his or her DuPont Canada options is approximately US$4,080.

     If the option holder exchanges his options for EID options he will be able to obtain each EID share at an exercise price of US$28.58. The difference between the exercise price and the assumed EID share price is US$11.43 per share. Since the option holder will have 357 options, convertible into 357 shares of EID, the intrinsic value of his or her EID options will be approximately US$4,080.

     In addition to preserving the intrinsic value of approximately US$4,080, the exchange enables the option holder to benefit from any potential future appreciation in the value of EID common stock that may occur after the exchange (but before expiration of the EID options). The option holder may also benefit from favourable tax treatment, as discussed in Q4.

                           EXPLANATION OF EXAMPLE TWO

     The basis of calculation applied in example one is the same that would be applied to an option holder who surrenders the 200 options he/she received under the 200th Anniversary Grant. However, unlike in example

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

one, the options granted under the 200th Anniversary Grant are "out of the money" and accordingly the EID options that such a holder would receive would also be "out of the money". As the chart above illustrates, using the same assumptions as in example one, the 200th Anniversary option holder would receive 71 EID options each with an exercise price of US$45.72.

Q10 CAN I TRANSFER MY DUPONT CANADA OPTIONS TO SOMEONE ELSE INSTEAD OF
    EXCHANGING THEM?

A No, the DuPont Canada options may not be assigned or transferred. However, a personal representative may effect the exchange for a holder who is deceased or incapacitated.

Q11 WILL I RECEIVE FRACTIONAL SHARES?

A Consistent with the terms of the DuPont Canada Employee Stock Option Plan, fractional shares will not be issued. Your DuPont Canada options will be replaced with EID options which will be convertible into the next lowest whole number of EID shares and no payment or adjustment will be made with respect to the fractional interest.

Q12 WHAT IS THE DEADLINE?

A The Election Form must be delivered to Computershare by 3:00 p.m. EDT on May 22, 2003, or you will not be able to surrender your DuPont Canada options and receive EID options. The method used to deliver the Election Form is at your option and risk, and delivery will be deemed effective only when the Election Form is actually received. We recommend that the Election Form be hand delivered to Computershare, or delivered through the use of registered mail, properly insured with return receipt requested, to the relevant address set out on the Election Form. Alternatively, you may fax your Election Form to (416)981-9663.

Q13 CAN I CONTINUE TO HOLD PART OF MY DUPONT CANADA OPTIONS?

A No. If you elect to participate and receive new EID options, you must surrender all of your unexercised options under the DuPont Canada Employee Stock Option Plan (whether vested or unvested and whether "in the money" or not). However, options which you exercise in time to tender shares under the Offer will no longer be "unexercised" and will therefore not have to be surrendered even if you have sent in the Election Form included with this package. As discussed in Q5, you should note that exercising options in order to tender under the Offer may have adverse tax consequences.

Q14 WHEN WILL I KNOW HOW MANY EID OPTIONS I WILL RECEIVE IN EXCHANGE FOR MY
    DUPONT CANADA OPTIONS? HOW WILL I KNOW THE EXERCISE PRICE?

A Provided that all of the conditions have been met and all necessary regulatory and other approvals have been received, you should receive this information, by mail, within two to three weeks after the deadline for submitting the Election Form has passed.

Q15 HOW DO I EXERCISE MY EID OPTIONS?

A Merrill Lynch is the administrator for EID options. Merrill Lynch will be prepared to receive exercise requests commencing on the 6th business day after the expiry of the Offer. You will receive a mailing from Merrill Lynch explaining how you can access and exercise your EID options. If you do not currently have a Blueprint Brokerage Account at Merrill Lynch, you will also be sent a new account form with the mailing. YOU MUST COMPLETE THIS FORM AND ESTABLISH YOUR BLUEPRINT BROKERAGE ACCOUNT BEFORE YOU WILL BE ABLE TO EXERCISE YOUR EID OPTIONS.

Q16 HOW CAN I FIND OUT MORE INFORMATION ABOUT EID?

A If you would like more information on EID, including links to recent filings EID has made with the U.S. Securities and Exchange Commission ("SEC"), please refer to the EID website at http://www1.dupont.com/NASApp/dupontglobal/corp/index.jsp. In addition, information about EID may be found in the following printed reports, which may be obtained without charge: 2002 Annual Review; 2002 Annual Report to the SEC filed on Form 10-K; and Quarterly reports to the SEC filed on Form 10-Q. Requests for copies of these documents should be addressed to: DuPont Corporate Information Center, CRP705-GS25, P.O. Box 80705, Wilmington, DE 19880-705. Alternatively, you may phone (302)774-5991 or e-mail find.info@dupont.com to obtain copies of these documents.

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

Q17 WHAT IF THE PURCHASER DOES NOT TAKE UP THE SHARES DEPOSITED UNDER THE OFFER?

A The offer by EID to issue you options to acquire shares of common stock of EID is conditional upon the Purchaser taking up the shares deposited under the Offer. If the Purchaser does not take up the shares deposited under the Offer, your surrender will not take effect and you will continue to hold your DuPont Canada options.

Q18 WHAT IF I DO NOTHING?

A EID options provide you with the opportunity to participate in any potential future appreciation in the value of the shares of common stock of EID. If the Purchaser takes up the shares deposited under the Offer, it, or one of its affiliates, may effect an amalgamation, statutory arrangement, capital reorganization or similar transaction involving DuPont Canada. If such an amalgamation, statutory arrangement, capital reorganization or similar transaction occurs, EID expects that the remaining class A common shares, series 1 of DuPont Canada, which have not been tendered under the Offer and which are not held by the Purchaser and its affiliates, will be converted into preferred shares. EID further expects that the preferred shares will have a fixed redemption value and will be immediately redeemable for a cash amount equal to the price per share offered under the Offer as at the Effective Date. This means that if you do not elect to exchange your existing DuPont Canada options for EID options, then after the amalgamation, arrangement, capital reorganization or similar transaction occurs, you will not be able to exercise your DuPont Canada options and receive DuPont Canada common shares. Instead, upon exercise of your DuPont Canada options, you will receive preferred shares, immediately redeemable at a fixed value, which may be less than the exercise price of your DuPont Canada options. This means you will not be able to participate in any potential future appreciation in the value of the shares of DuPont Canada or EID, and you will be fully taxable on the entire amount of the stock option benefit (i.e., the excess of the redemption value of the preferred shares over the price paid for the shares).

Q19 CAN I CHANGE MY MIND AFTER I SUBMIT THE ELECTION FORM?

A    No. Once you submit your Election Form it cannot be revoked.

Q20 WHY IS EID OFFERING ME THE OPPORTUNITY TO EXCHANGE MY DUPONT CANADA OPTIONS
    FOR EID OPTIONS?

A There are several reasons why EID is offering you the opportunity to exchange your DuPont Canada options for EID options. As discussed in Q4, the exchange preserves a valuable tax benefit to Canadian option holders. In addition, the exchange supports important human resource objectives by preserving the original incentives provided by the DuPont Canada options. Finally, the issue of EID options may enable you to share in any potential future appreciation in the value of EID common stock.

                                        5